Exhibit 99.1

For:	Crocs, Inc.

Company Contact:	Russell Hammer/Chief Financial Officer
Tia Mattson/Public Relations Manager
(303) 848-7000

Investor Contact:	Integrated Corporate Relations, Inc.
Chad Jacobs/Brendon Frey
(203) 682-8200

CROCS, INC. LOWERS FIRST QUARTER AND FULL YEAR 2008 SALES AND EARNINGS PER SHARE GUIDANCE

Company to Close Canadian Manufacturing Operations

Board of Directors Authorizes Share Repurchase Program

NIWOT, COLORADO April 14, 2008 – Crocs, Inc. (NASDAQ: CROX) today announced that, based upon preliminary performance results through March 31, 2008, it expects its first quarter 2008 revenue to be in the approximate range of $195 million to $200 million and expects a loss per diluted share in the range of ($0.05) to $0.00, both of which are below its previous guidance of expected revenues of $225 million and expected diluted earnings per share of $0.46 established in February.  At the same time, Crocs lowered its outlook for the fiscal year ending December 31, 2008. The Company also announced it has made the strategic decision to close its Canadian manufacturing operations in order to consolidate its production at its lower cost Company-owned and third-party facilities.

The Company’s revised revenue expectations of $195 million to $200 million represents an increase of approximately 37% to 41% over the prior year, with domestic sales expected to increase 13%, European sales expected to increase approximately 90%, and Asia sales are expected to be up approximately 75%. The Company’s expected loss per diluted share in the range of ($0.05) to $0.00, includes a portion of the one-time, pre-tax charge associated with the shutdown of the Company’s Canadian manufacturing operations equaling approximately $16 million, or $0.13 per diluted share. Excluding this charge, the Company expects first quarter 2008 diluted earnings per share in the range of $0.08 to $0.13. Based on its lower revenue expectations for the first quarter, the Company now expects inventories as of March 31, 2008 to increase approximately 5% to 10% as compared to December 31, 2007.

For the second quarter of fiscal 2008, revenues are expected to increase between 10% and 15% over the corresponding period a year ago with diluted earnings per share in the range of $0.42 to $0.47, including a portion of the aforementioned one-time, pre-tax charge associated with shutdown of the Company’s Canadian manufacturing operations equaling approximately $4 million, or $0.03 per diluted share. Excluding this charge, the Company expects second quarter 2008 diluted earnings per share in the range of $0.45 to $0.50. For fiscal 2008, revenues are now expected to increase between 15% and 20% over 2007 with diluted earnings per share in the range of approximately $1.54 to $1.64, including the total one-time, pre-tax charge of approximately $20 million, or $0.16 per diluted share associated with the shutdown of the Company’s Canadian manufacturing operations. Excluding the charge, fiscal 2008 diluted earnings per share are expected to be between $1.70 and $1.80.

In addition, the Board of Directors approved an authorization to repurchase up to an additional 5 million shares of its common stock, effective following the earnings announcement currently expected on or about May 7, 2008. This is in addition to the previously announced share repurchase authorization. Share repurchases under this authorization may be made in the open market or in privately negotiated transactions. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The repurchase authorization does not have an expiration date and does not obligate Crocs to acquire any particular amount of shares of its common stock. The repurchase authorization may be modified, suspended or discontinued at any time.

Ron Snyder, President and Chief Executive Officer of Crocs, Inc. commented “The retail environment in the U.S. has become increasingly challenging as consumer spending and traffic levels have slowed.  Despite general weakness across the industry we continue to witness solid sell-through of our Crocs branded footwear and still expect domestic sales to still grow roughly 13% during the quarter. However, retailers in general are planning more cautiously, and therefore, we did not experience the level of at once business we originally expected. In addition, because of our current expense structure, a shortfall in sales versus our expectations disproportionately impacts our earnings results.”

“Canada has been and remains an important market for our Company,” continued Mr. Snyder. “While it was a difficult decision to close down our manufacturing facility we believe it was necessary in order to improve our cost structure going forward. We are maintaining our sales and marketing office and retail store in Quebec City and will be expanding our presence throughout the country including the opening of four additional Crocs branded stores this year.”

Mr. Snyder concluded, “We remain optimistic about our business as we continue to expand the breadth and depth of the Crocs brand around the globe. That said, in light of the current marketplace we believe it is prudent to adopt a more conservative outlook for the year and this is reflected in our updated guidance. Over the near-term we are taking steps to maximize profitability without compromising the long-term potential of the brand which include: initiating cost cutting measures, delaying certain infrastructure investments, and continuing to drive to low cost manufacturing locations as well as increasing our share repurchase program. At the same time, given our current inventory position coupled with our demand driven manufacturing model, we believe we are well positioned to meet any potential upside that materializes during our peak summer season. We are confident that we still have significant growth prospects into the future and we move forward fully committed to capitalizing on the many opportunities that lie ahead.”

Crocs will host a conference call to discuss its revised outlook tomorrow, April 15, 2008 at 8:00 am ET. A live broadcast will be available by clicking the ‘Investor Relations’ link under the Company section at www.crocs.com and at www.earnings.com. An audio replay of the webcast will be archived on the Crocs website for two weeks. Please logon to either website at least fifteen minutes prior to the webcast in order to download the necessary software.

Crocs expects to report actual fiscal 2008 first quarter results on or about May 7, 2008.

About Crocs, Inc:

Crocs, Inc. is a rapidly growing designer, manufacturer and retailer of footwear for men, women and children under the Crocs™ brand.

All Crocs™ brand shoes feature Crocs’ proprietary closed-cell resin, Croslite™, which represents a substantial innovation in footwear. The Croslite™ material enables us to produce soft, comfortable, lightweight, superior-gripping, non-marking and odor-resistant shoes. These unique elements make Crocs™ footwear ideal for casual wear, as well as for professional and recreational uses such as boating, hiking, hospitality and gardening. The versatile use of the material has enabled us to successfully market our products to a broad range of consumers.

In 2006, the company acquired Jibbitz LLC, a unique accessory brand with colorful snap-on products specifically suited for Crocs shoes. Today, more than 1,600 Jibbitz designs are available to consumers for personalizing and customizing their Crocs™ footwear.

Please visit www.crocs.com for additional information.

Forward Looking Statements

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements related to our preliminary results, future prospects, inventory and strategic advances and our expectations regarding our growth, international expansion, bookings, worldwide popularity and product development.  These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  These risks and uncertainties include, but are not limited to, the following: our limited operating history; our significant recent expansion; changing fashion trends; our reliance on market acceptance of the small number of products we sell; our ability to develop and sell new products; our limited manufacturing capacity and distribution channels; our reliance on third party manufacturing and logistics providers for the production and distribution of our products; our reliance on a single-source supply for certain raw materials; our management and information systems infrastructure; our ability to obtain and protect intellectual property rights; the effect of competition in our industry; the effects of seasonality on our sales; our ability to attract, assimilate and retain management talent; and other factors described in our annual report on Form 10-K under the heading “Risk Factors,” and our subsequent filings with the Securities and Exchange Commission.  The final results for the first quarter of 2008 may differ from the preliminary results discussed above. Readers are encouraged to review that section and all other disclosures appearing in our filings with the Securities and Exchange Commission.  We do not undertake any obligation to update publicly any forward looking statement, including, without limitation, any estimate regarding revenues or earnings, whether as a result of the receipt of new information, future events, or otherwise.